                                                                    EXHIBIT 10.9
                                                                          Page 1


ROLLS NO. 1734/1997



Enacted at Dusseldorf this 7th August 1997


Before me, the undersigned notary public in the district of the Court of Appeal of Dusseldorf

                             Dr. Norbert Zimmermann


with registered place of office at Blumenstrasse 28, 40212 Dusseldorf appeared today

1. George T. Votis born 22nd September 1961, residing at 3140 South Ocean Boulevard, Palm Beach, Florida, 33480 USA, not acting for himself,

         but in his capacity

         a) as sole general manager of Moll PlastiCrafters GmbH, a company duly incorporated under the laws of the Federal Republic of Germany, currently registered in the Commercial Register of the Local Court at Wiesbaden under HRB 10329 (transfer of registered place of office to Paderborn resolved and applied for registration but not yet registered);

         - hereinafter referred to as the "BUYER D1" -;


         b) as sole general manager of G & R Grundverwaltung GmbH, a company duly incorporated under the laws of the Federal

                  Republic of Germany, currently registered in the Commercial Register of the Local Court at Wiesbaden under HRB 10365 (transfer of registered place of office to Paderborn resolved and applied for but not yet registered);

         - hereinafter referred to as the "BUYER D2" -;


         c) as President and CEO of Textek Plastics, Inc. which in turn acts in its capacity as general partner of Moll PlastiCrafters Limited Partnership, a limited partnership duly organized under the laws of the State of Delaware in the United States

         - hereinafter referred to as the "BUYER US" -;


         d) as director and chairman of Moll PlastiCrafters UK, Ltd., a private limited company duly incorporated under English law.

         - hereinafter referred to as the "BUYER UK" -;


2. Mr. Adolf Robert Hanning, born 6th October 1940, residing at Handelstrasse 14, 33604 Bielefeld, acting

         a)       on his own behalf

         - hereinafter referred to as "SELLER ARH" -,

         b) on behalf of Mrs. Marianne Hanning, born Becker, residing at Viale Marco 46, Ch-6911 Campione, on the basis of a notarized general power of attorney dated 29th November 1993 (Rolls No. 722/1993 of the Notary Public Dr. Manfred Streitborger)

         - hereinafter referred to as "SELLER MAH" -;

         c) in his capacity as joint general manager of Hanning-Kunststoffe Beteiligungs-GmbH, a company duly incorporated under the laws of the Federal Republic of Germany, registered in the Commercial Register of the Local Court at Paderborn under HRB 248, which in turn is acting as general partner of Hanning Kunststoffe GmbH & Co, a company duly incorporated under the laws of the Federal Republic of Germany, registered in the Commercial Register of the Local Court at Paderborn under HRA 472

         - Hanning-Kunststoffe Beteiligungs-GmbH hereinafter referred to as "HK-GmbH" -

         - Hanning-Kunststoffe GmbH & Co. hereinafter referred to as "HK-KG" -


         d) in his capacity as joint general manager of "PB" Hanning GmbH, a company duly incorporated under the laws of the Federal Republic of Germany, registered in the Commercial Register of the Local Court at Paderborn under HRB 1503, which in turn is acting on its own behalf and as general partner of "PB" Hanning GmbH & Co. Handelsgesellschaft, a company duly incorporated under the laws of the Federal Republic of Germany, registered in the Commercial Register of the Local Court at Paderborn under HRA 1736

         - "PB" Hanning GmbH & Co. Handelsgesellschaft hereinafter referred to as "PB HANNING KG" - ;

         - "PB" Hanning GmbH hereinafter referred to as "PB HANNING GmbH" -

         e) in his capacity as director of Hanning Corporation, a company duly incorporated under the laws of the state of New York in the United States

         - hereinafter referred to as "HANNING CORPORATION" -;

         f) in his capacity as director of AMH Management, Inc., which in turn is acting in its capacity as general partner of Hanning Property Associates L.P., a limited partnership duly organized under the laws of the state of Delaware in the United States;

         - hereinafter referred to as "HANNING PROPERTIES ASSOCIATES";


         g) in his capacity as director of Hanning Plastic Ltd., a company duly incorporated under English law;

         - hereinafter referred to as "HANNING UK-COMPANY" - .


3. Mr. Michael Hanning, born 24th October 1945, residing at Holter Strasse 120, 33813 Oerlinghausen, acting

         a)       on his own behalf

         - hereinafter referred to as "SELLER MH" -,

         b) on behalf of Mrs. Marianne Hanning, born Becker, residing at Viale Marco 46, Ch-6911 Campione, on the basis of a notarized general power of attorney dated 29th November 1993 (Rolls No. 722/1993 of the Notary Public Dr. Manfred Streitborger)

         - hereinafter referred to as "SELLER MAH" -;

         c) in his capacity as joint manager of HK-GmbH, which in turn is acting as general partner of HK-KG;

         d) in his capacity as joint general manager of PB Hanning GmbH, which in turn is acting on its own behalf and as general partner of PB Hanning KG;

         e)       in his capacity as director of Hanning Corporation;

         f) in his capacity as director of AMH Management, Inc. which in turn is acting as general partner of Hanning Property Associates;

         g)       in his capacity as director of Hanning UK-Company.


The persons appearing before the notary public proved their identity by presenting their passport, identity cards ("Bundespersonalausweis").

The persons appearing requested the notarization of the following:



                   COMBINED SHARE AND ASSET PURCHASE AGREEMENT


                                P R E A M B L E :


WHEREAS: HK-KG, the Hanning UK-Company and Hanning Corporation - collectively hereinafter "HANNING OPERATING COMPANIES" - are currently engaged in the manufacture and sale of plastic products (hereinafter the "Business").


WHEREAS: the HK-KG portion of the Business is operated in Germany on real property owned by PB Hanning KG which will be sold to Buyer D2.

WHEREAS: the Hanning UK-Company portion of the Business is operated in the United Kingdom on leased property which will be leased by assignment to Buyer UK.


WHEREAS: the Hanning Corporation portion of the Business is operated in the United States on sub-leased property formerly owned by Hanning Property Associates which will be subleased by assignment to the Buyer US. Hanning Property Associates has recently purchased real property in Perinton, New York, United States, which will be sold to the Buyer US hereunder for the purpose of constructing a new facility for the Hanning Corporation portion of the Business.

WHEREAS: PB Hanning KG and Hanning Property Associates are hereinafter referred to collectively as the "HANNING REAL ESTATE HOLDING COMPANIES".

WHEREAS: Seller ARH, Seller MH and Seller MAH are hereinafter referred to collectively as the "SHARE SELLERS".

WHEREAS: Seller ARH and Seller MH are hereinafter referred to collectively as the "PB HANNING SHARE SELLERS".

WHEREAS: Hanning UK Company and PB Hanning KG (in relation to the assets currently leased by PB Hanning KG to Hanning UK Company)are hereinafter referred to collectively as the "UK-SELLERS".

WHEREAS: HK-KG, HK-GmbH, PB Hanning KG and PB Hanning GmbH are hereinafter collectively referred to as the "COMPANIES".

WHEREAS: PB Hanning KG, Hanning Property Associates, Hanning Corporation, and Hanning UK-Company are hereinafter referred to collectively as the "ASSET SELLERS".

WHEREAS: The Share Sellers and the Asset Sellers are hereinafter referred to collectively as the "SELLERS".

WHEREAS: The Buyer D1, the Buyer D2, the Buyer US and the Buyer UK are hereinafter referred to collectively as the "BUYERS";

WHEREAS: The Asset Sellers wish to sell and the Buyer D2, the Buyer US and the Buyer UK wish to buy, substantially all of the assets of each of the Asset Sellers (but with regard to the assets owned by PB Hanning KG, restricted to its real property and all of the assets currently leased by PB Hanning KG to Hanning UK Company as set forth in Schedule A.I.Section 2.1).

WHEREAS: PB Hanning KG first wishes to sell and transfer its real property to Buyer D 2 and Buyer D 2 wishes to accept such sale and transfer.

WHEREAS: The Share Sellers thereafter wish to sell and transfer and the Buyer D1 wishes to buy and accept the transfer of all of the limited partnership interests in HK-KG and all of the shares in HK-GmbH.

WHEREAS: Following the above sales and transfers, the PB Hanning Share Sellers finally wish to sell and transfer all of their limited and partnership interests in PB Hanning KG and all of the shares in PB Hanning GmbH to HK-KG which wishes to accept such sale and transfer.


NOW; THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the parties hereto agree as follows:


                         A. SALE AND TRANSFER OF ASSETS

                                I. OBJECT OF SALE

                                    Section 1
                              Transfer of Business

1.1 The object of this part A. of this Agreement is the sale and transfer of the Hanning Corporation and Hanning UK-Company portions of the Business with a view to the Buyers carrying on that part of the Business as a going concern by acquiring certain assets as defined in section A.I.Section 2 below, including the real estate of the Hanning Real Estate Holding Companies, and by assuming certain liabilities.

1.2      Hanning Corporation has caused its wholly owned subsidiary Hanning

         FSC Corporation to assign to Hanning Corporation all accounts receivable to which Hanning FSC Corporation has or will have any claim to any right, title or interest (which shall not be subject to any deductions of whatsoever kind, including, without limitation, any and all deductions for commission) as of 7th August 1997, 00:00 hours, and with effect as of the same date.


                                    Section 2
                                     Assets

2.1 The Asset Sellers hereby sell, convey, transfer, assign and deliver to the Buyers (other than the Buyer D1) as of the Closing Date and the Buyers (other than the Buyer D1) hereby purchase and accept the transfer, conveyance, assignment and delivery from the Asset Sellers as of the Closing Date of all of the Asset Sellers' right, title and interest in and to all of the assets of the Business (other than the UK Purchased Assets as defined in section A.I.Section 2.2. below) and other than as set out in section A.I.Section 2.3. below (the "NON-UK PURCHASED ASSETS") and with respect to the assets owned by PB Hanning KG, limited to its real property and to all of the assets currently leased by PB Hanning KG to Hanning UK Company as set forth in Schedule A.I.Section 2.1 (for the avoidance of doubt, all such assets leased by PB Hanning KG to Hanning UK Company are UK Purchased Assets), free and clear of all liens, charges, encumbrances or restrictions, except for "PERMITTED ENCUMBRANCES" (permitted encumbrances include typical real estate related items such as covenants, easements, and restrictions of record in each case as set forth in Schedule D.II.Section 1.9.1 and any liens arising out of liabilities that are being assumed by the Buyers in this transaction such as retention of title in the usual course of business as conducted by a proper merchant). The UK-Purchased Assets and the Non-UK Purchased Assets are herein collectively referred to as the "PURCHASED ASSETS".

         For the purpose of this Agreement, the Purchased Assets sold and transferred

         - by PB Hanning KG shall be acquired with respect to its real property by the Buyer D2 and with respect to the assets currently leased by PB Hanning KG to Hanning UK Company by the Buyer UK,

         -        by Hanning UK Company shall be acquired by the Buyer UK,

         - by Hanning Corporation and by Hanning Property Associates shall be acquired by the Buyer US.

         The Non-UK Purchased Assets shall include without limitation the following:

2.1.1 all tangible assets, including without limitation machinery and equipment, parts and spare parts therefor, tools, fixtures, automobiles and trucks, office furniture and equipment;

2.1.2 all inventories, of whatever kind or nature owned by the Asset Sellers or used in their Business (other than those owned by the Companies) including without limitation raw material, work in process, finished goods, goods in transit, supplies and packaging materials;

2.1.3    all accounts receivable;

2.1.4    all financial, accounting and operating data and records;

2.1.5 all computer and electronic data processing programs and software as far as such sale and transfer, conveyance, assignment and delivery is legally and/or contractually permissible;

2.1.6 all patents and copyrights including applications and rights to apply therefor, all commercial and technical trade secrets, engineering, production technology, inventions, processes, know-how, confidential information and other proprietary property, rights and interests (collectively the "INTELLECTUAL PROPERTY");

2.1.7 all rights under all leases, license agreements, contracts, agreements, sale orders, purchase orders, open bids and other commitments, warranties and warranty claims and awards, prepaid expenses, deposits and retentions, guarantees and indemnities;

2.1.8 all licenses, franchises, permits, authorizations, approvals and similar items;

2.1.9 all real property and improvements thereon including any leasehold or sub-leasehold interest;

2.1.10 the goodwill of the Business with the exclusive right to carry on the Business in succession of the Asset Sellers; and

2.1.11 any other property and assets of the Asset Sellers used in connection with the Business except those referred to in section A.I.Section 2.3 below.

2.2 In accordance with section A.II.Section 1 the UK-Sellers shall, convey, transfer, assign and deliver to the Buyer UK and the Buyer UK shall purchase and accept the transfer, conveyance, assignment and delivery from the UK-Sellers of all of the UK-Sellers' right, title and interest in and to all of the assets of the Business set out below (the "UK PURCHASED ASSETS"), free and clear of all liens, charges, encumbrances or restrictions except for retention of title in the usual course of business as conducted by a proper merchant:

         The UK Purchased Assets shall comprise all assets of Hanning UK Company and all assets of PB Hanning KG currently leased to Hanning UK Company as set forth in Schedule A.I.Section 2.1 and shall include without limitation the following:

2.2.1 all tangible assets, including without limitation machinery and equipment, parts and spare parts therefor, tools, fixtures, automobiles and trucks, office furniture and equipment (the "UK Equipment");

2.2.2 all inventories, of whatever kind or nature used in its Business (other than those owned by the Companies) including without limitation raw material, work in progress, finished goods, goods in transit, supplies and packaging materials (the "UK INVENTORIES");

2.2.3    all accounts receivable;

2.2.4    all financial, accounting and operating data and records;

2.2.5 all computer and electronic data processing programs and software as far as such sale and transfer, conveyance, assignment and delivery is legally and/or contractually possible;

2.2.6 all rights under all leases (other than leases of real property), license agreements, contracts, agreements, sale orders, purchase orders, open bids and other commitments, warranties and warranty claims and awards, prepaid expenses, deposits and retentions, guarantees and indemnities;

2.2.7 all licenses, franchises, permits, authorizations, approvals and similar items;

2.2.8 the goodwill of the Business with the exclusive right to carry on the Business in succession to Hanning UK Company (the "UK GOODWILL"); and

2.2.9 any other property and assets of the Asset Sellers used in connection with the Business except those referred to in section A.I.Section 2.3 below.

         Property and risk in the UK Purchased Assets shall vest in the Buyer on the Closing Date, in accordance with section A.II.Section 1.

2.3      The Purchased Assets do not include:

2.3.1 any of the Asset Sellers' corporate seals, certificates of incorporation, minute books, tax returns, books of account and/or other records relating to the corporate organization of the Sellers;

2.3.2 the Asset Sellers' bank accounts, cash in hand and in banks or otherwise;

2.3.3    trademarks, trade names, service marks, service names;

2.3.4 all rights of the Asset Sellers with respect to any policies or contracts of insurance and claims of any Asset Seller under any such policies or contracts;

2.3.5 all the rights to any of the Asset Sellers' claims for federal, state, local, or foreign tax refunds;

2.3.6 any and all accounts receivable of any Company and any Asset Seller against the Share Sellers or any Affiliate (as defined below) thereof. Except for the Companies and the Asset Sellers, an "AFFILIATE" is any company which is under direct, or indirect, through one or more intermediaries, control of the Share Sellers.

2.3.7    the other items set forth in Schedule A.I.Section 2.3.7
          - hereinafter collectively the "EXCLUDED ASSETS" -;

2.3.8    all of the issued and outstanding capital stock of Hanning FSC
         Corporation.

                                    Section 3
                                   Liabilities

3.1 The respective Buyers assume from and agree vis-a-vis the respective Asset Sellers in the relationship described in section A.I.Section 2.1, para. 2 to pay when due, perform and discharge in accordance with the terms hereof, the following liabilities and obligations of the Asset Sellers (the "ASSUMED LIABILITIES"):

3.1.1 all liabilities and obligations of each of the Asset Sellers for future performance as of the Closing under all leases, license agreements, contracts and agreements (except the Benefit Plans in the US as defined below and any other item listed in Schedule D.II.Section 1.8 which is marked with an asterisk) either

3.1.1.1  listed in Schedule D.II.Section 1.8 or

3.1.1.2 not required to be listed in Schedule D.II.1.8 but relating to the operations of the Business and arising in the ordinary course of business, such as product sale orders unfilled as of the Closing Date and purchase orders for materials, services and supplies outstanding as of the Closing Date;

3.1.2 all accounts payable, customer deposits, other accruals, other accounts payable, and advanced payments of the Asset Sellers relating to the Business existing as of the Closing Date and reflected on the respective Closing Balance Sheets.

3.2      Notwithstanding the above, the Assumed Liabilities shall not include

3.2.1 any liability of any Asset Seller or any subsidiary thereof for or relating to taxes for periods (or portions thereof) ending on or prior to the Closing,

3.2.2 any liability of any Asset Seller or any subsidiary thereof for or relating to income, transfer, sales, use, value added, and other taxes arising in connection with the consummation of the transactions contemplated hereby,

3.2.3 any liability of any Asset Seller or any subsidiary thereof for the unpaid taxes of any person or entity as a member of a combined, affiliated, consolidated or comparable group for tax purposes or as a transferee or successor or by contract or otherwise,

3.2.4 all liabilities and obligations of the Companies or the Asset Sellers owed to the Share Sellers or any Affiliate hereof,

3.2.5 all liabilities in respect of money borrowed from any financial institution;

3.2.6    any liability of Hanning FSC Corporation.

3.3 Except with respect to the Assumed Liabilities and as set forth in this Agreement, it is agreed that the Buyers shall not assume and shall not in any way be responsible for any of the debts, liabilities, or obligations of the Asset Sellers.


                             II. TRANSFER/EXECUTION

                                    Section 1
                         Transfer/Assignment of Property

1.1 The title to the Purchased Assets as well as the possession, benefit, risk and burden of the Purchased Assets and Assumed Liabilities shall pass to the Buyers by delivery where possible at the Closing Date provided that the Closing Purchase Price has been paid.

1.1.1 The Buyer UK hereby agrees to pay the stamp duty (if any) payable on the transfer of any of the Purchased Assets to the Buyer UK under or pursuant to this Agreement.

1.1.2 The delivery of the Purchased Assets and Assumed Liabilities shall take place on the Closing Date at the respective premises of the respective Asset Sellers by representatives of the parties.

1.1.3.1 Should the consent of a third party be needed for the transfer, conveyance and/or assignment of assets or liabilities (e.g.: claims which must not be assigned; liabilities; taking over of a contract) on the Buyers' request the Asset Sellers will use their best efforts to obtain the written consent of the third party. Should, however, the consent not be granted, the parties shall act amongst themselves with effect from the Closing Date as if the third party had given its consent.

1.1.3.2 Should the consent of any lessor or sub-lessor not be granted, the Asset Sellers will sublease the real property to the Buyer concerned. Should a consent for the sublease be necessary and should it not be granted, this Agreement has to be adjusted in accordance with section D.IV.Section 6.10.

1.2. Each Asset Seller shall deliver to the Buyers such bills of sale, assignments and other instruments of transfer in substantially the form set forth in Schedule A.II.Section 1.2 and shall do all such other things as the Buyers may reasonably require to transfer to them good and marketable title to the Purchased Assets, free and clear of all liens, security interests, mortgages, encumbrances and restrictions of every kind, unless the encumbrances etc. are based on Assumed Liabilities, including without limitation, the documents attached hereto as follows:

1.2.1 with respect to the real property owned by PB Hanning KG, PB Hanning KG as Seller and the Buyer D2 shall enter into the notarial real property transfer deed ("Auflassung") as attached (Schedule A.II.Section 1.2.1). Moreover, the Asset Sellers shall provide the necessary documents ("Loschungsbewilligung") and any other prerequisites required for the transfer of the real property clear of all mortgages and other encumbrances, except for the mortgages serving as security for the Deferred Purchase Price, for the payment for the Overdue Account Receivable according to Section D.I.Section 2.8.2 and for the payment according to section D.I.Section 3.1.2.

1.2.2 with respect to the real property owned by the Hanning Property Associates, the latter shall deliver to the Buyer US such deeds, bills of sale, assignments and other instruments of transfer in substantially the form set forth in Schedule A.II.Section 1.2.2 as the Buyer US may reasonably require to transfer to it good and marketable title to the respective real property.

1.2.3 J & P Properties, L.L.C. as Landlord/Lessor and Advanced Mold and Tooling as Sub-Lessor for the US leased real property and shall have executed and delivered to Buyer US a lease or sub-lease, as the case may be, in substantially the form set forth in Schedule A.II.Section 1.2.3

1.3 With respect to the leasehold property the subject of a lease dated June 6, 1996 between Bessemer Trust Limited, Hanning UK Company and HK-KG, the Hanning UK Company shall deliver to the Buyer UK an assignment of lease in substantially the form set forth in Schedule A.II.Section 1.3 duly executed by each of Hanning UK Company and Bessemer Trust Limited.

                                    Section 2
                                    Employees

2.1.1 The Asset Sellers and the Buyers acknowledge and agree that under the Transfer of Undertakings (Protection of Employment) Regulations 1981 (The "Employment Regulations") contracts of employment between the Hanning UK Company and the individuals employed by the Hanning UK Company in the business and named in Schedule D.II.Section 1.16.3 (The "UK Employees") will have effect after the Closing as if originally made between the Buyer UK and the UK Employees. On or as soon as practicable after the Closing the Hanning UK Company and the Buyer UK shall jointly issue to each UK Employee a notice substantially in the form set out in Schedule A.II.Section 2.1.1.

2.1.2 The Hanning UK Company shall perform and discharge all its obligations in respect of all the UK Employees for its own account up to and including the Closing (including, without limitation, discharging all remuneration and other costs) and shall indemnify the Buyer UK against all liabilities arising from the Hanning UK Company's failure so to discharge.

2.1.3 The Buyer UK shall on and from the Closing assume responsibility as the employer of the UK Employees for its own account from the day following the date of the Closing. The Buyers shall jointly indemnify the Asset Sellers against all liabilities arising from the Buyer UK's failure to discharge any liability relating to an UK Employee arising after the Closing.

2.1.4 The Asset Sellers shall indemnify the Buyers against any liabilities which:

         a) arise out of any act or omission by the Asset Sellers or any other event, matter or circumstance occurring or having its origin before the Closing and relating to the employees (including the fact of the parties proposing to enter into, or having entered into, this Agreement and/or the identity of the Buyer UK); or

         b) arise out of a claim made by or in respect of any person employed or formerly employed by the Hanning UK Company other than an UK Employee for which it may be alleged the Buyer is liable by virtue of the operation of this agreement and/or the Employment Regulations; or

         c) arise out of a complaint of failure to comply with any requirement of Regulation 10 of the Employment Regulations or in respect of an award of compensation under Regulation 11 thereof; or

2.1.5 The Asset Sellers have informed the Buyer UK that all individuals named in Schedule D.II.Section 16.3 are employed by the Hanning UK Company. If after Closing this information is found to be incorrect and a named individual is found to have not been an employee of the Hanning UK Company prior to Closing, then the Asset Sellers shall indemnify the Buyers for any claim, liability and/or cost which may arise in connection with the individual concerned.

2.1.6 If any contract of employment relating to a person other than UK Employee, or any collective agreement not disclosed in writing to the

         Buyers, has effect as if originally made between the Buyer UK and that person, or between the Buyer UK and the relevant trade union, as the case may be:

         (a) the Buyer UK may, on becoming aware of that effect, terminate the contract of collective agreement; and

         (b) the Asset Sellers shall indemnify the Buyer UK against any liabilities arising out of such termination and against any sum payable to or in respect of that employee in respect of this employment following the Closing or any liabilities incurred to or on behalf of the relevant trade union.

2.1.7 Nothing in this Section shall have the effect of imposing on the Asset Sellers any liability to the Buyer UK in respect of:

         (a) any claim by an UK Employee in respect of the termination of his employment by the Buyer UK on or after the Closing unless:

         (i) the particulars relating to that UK Employee set out in Schedule D.II.Section 1.16.3 are incorrect; or

         (ii) the Asset Sellers have been in breach of any obligation owed to or in relation to that UK Employee; or

         (b) any claim for accrued holiday pay unless it exceeds the amount specified in relation to the relevant UK Employee in section D.II.Section 1.15-1.16.

2.1.8    In this section:

         "Beneficiary" means, in relation to an indemnity, the person receiving the benefit of the indemnity;

         "claim" includes a claim by any person (including a trade union, a governmental or statutory or local authority or commission);

         "Covenantor" means, in relation to an indemnity, the person undertaking to indemnify the Beneficiary; and

         "liability" and "liabilities" includes any award, compensation, damages, fine, loss, order, payment made by way of settlement, costs and expenses (including legal expenses on an indemnity basis) properly incurred in connection with a claim and also includes the costs and expenses of any investigation by the Equal Opportunities Commission which may arise from any such investigation.

2.1.9 If the Beneficiary becomes aware of any matter which might give rise to a claim for an indemnity under this Section from the Covenantor the following provisions shall apply:

         (a) the Beneficiary shall immediately give written notice to the Covenantor of the matter in respect of which the indemnity is being claimed (stating in reasonable detail the nature of the matter and, so far as practicable, the amount claimed) and shall consult with the Covenantor with respect to the matter. If the matter has become the subject of any proceedings the Beneficiary shall give the notice within sufficient time to enable the Covenantor time to contest the proceedings before any first instance judgement in respect of such proceedings is given:

         (b)  the Beneficiary shall:

         (i) take such action and institute such proceedings, and give such information and assistance, as the Covenantor or its insurers may reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter or enforce against any person (other than the Covenantor) the rights of the Beneficiary or its insurers in relation to the matter;

         (ii) in connection with any proceedings related to the matter (other than against the Covenantor) use professional advisers nominated by the

                  Covenantor or its insurers and, if the Covenantor or its insurers so requests, allow the Covenantor or its insurers the exclusive conduct of the proceedings in each case on the basis that the Covenantor shall fully indemnify the Beneficiary for all costs incurred as a result of any request or nomination by the Covenantor or its insurers; and

         (iii) not admit liability in respect of or settle the matter without the prior written consent of the Covenantor, such consent not to be unreasonably withheld or delayed; and

         (c) if the Covenantor has conduct of any litigation and negotiations in connection with a claim the Covenantor shall promptly take all proper action to deal with the claim so as not, by any act or omission in connection with the claim, to cause the Beneficiary to be in breach of its obligations to its current or past employees or to cause the Beneficiary's business interests to be materially prejudiced.

2.1.10 If the Covenantor does not elect to have conduct of any litigation and negotiations in connection with a claim by notice in writing to the Beneficiary within seven days of the Beneficiary giving notice of the matter which might give rise to a claim for an indemnity under this section the Beneficiary shall be at liberty to take such action in relation to that matter as it considers expedient.

2.1.11 If the Inland Revenue brings into any charge to taxation any sum payable under any of the indemnities contained in this Section, the amount so payable shall be grossed up by such amount (such amount being referred to as the "gross-up amount") as will ensure that after deduction of the tax so chargeable there shall remain a sum equal to the amount that would otherwise have been payable under such indemnity. To the extent that the Beneficiary subsequently obtains any tax credit, allowance, repayment or relief as a result of the Covenantor paying to it the gross-up amount, it shall pay to the Covenantor so much of the economic benefit from that tax credit allowance repayment or relief which it has received as does not exceed the gross-up amount

         (any question as to the accrual or amount of any such economic benefit, the order and manner of making any claim for any tax credit, allowance, repayment or relief, and the timing of any payment, being determined by the Beneficiary's auditors).

2.1.12 Any failure by any party to exercise any rights under this section will not operate as a waiver by that party of any such rights nor should it prevent that party from exercising the same right.

2.2 The Buyer US will offer employment to all of Hanning Corporation's employees listed on Schedule D.II.Section 1.16.3 with pay and benefits substantially similar to their pay and benefits prior to the Closing. The Buyer US shall not assume any of Hanning Corporation's US Benefit Plans (as defined in Section D.II.Section 1.15.2 (a) existing as of the closing). Up to and after the Closing, Hanning Corporation shall be responsible for, and shall pay when due, all benefits to past and present employees to which they are entitled pursuant to the US Benefit Plans.


         B. SALE AND TRANSFER OF PARTNERSHIP INTERESTS/SHARES IN HK-KG


                                    Section 1
                                 Object of Sale

1.1 HK-KG whose total registered partnership capital amounts to DM 1,000,000 has the following partners who hold limited partnership interests in HK-KG as follows:

          Seller ARH as limited partner:  partnership interest in the nominal amount of DM 450,000

          Seller MH as limited partner:   partnership interest in the nominal
                                          amount of DM 450,000

          Seller MAH as limited partner:  partnership interest in the nominal amount of DM 100,000

         The limited partnership interests in HK-KG are hereinafter referred to as the "HK-KG-INTERESTS".


1.2 HK-GmbH whose total share capital amounts to DM 50,000 has the following shareholders who hold the following shares in HK-GmbH:

          Seller ARH:   one share in the nominal amount of DM 22,500
          Seller MH:    one share in the nominal amount of DM 22,500
          Seller MAH:   one share in the nominal amount of DM  5,000

         The shares in HK-GmbH are hereinafter referred to as the "HK-SHARES".

                                    Section 2
                                Sale and Transfer

2.1 The Share Sellers hereby sell and transfer to Buyer D1 as of the Closing Date and the Buyer D1 hereby purchases and accepts the transfer of the HK-KG-Interests.

2.2 The Share Sellers hereby sell and transfer to Buyer D1 as of the Closing Date and Buyer D1 hereby purchases and accepts the transfer of the HK-Shares.

2.3 The sale of the HK-Shares and of the HK-KG-Interests includes all ancillary rights relating thereto including the profit rights for the current fiscal year.

2.4 The effectiveness of the transfer of the HK-KG-Interest and the HK-Shares is subject to the payment of the Closing Purchase Price and as far as the HK-KG Interest are concerned subject also to the recording of the transfer to Buyer D1 in the Commercial Register.

Thereafter, the parties hereto agree with regard to the limited partnership interests in PB Hanning KG and the shares in PB Hanning GmbH as follows:

      C. SALE AND TRANSFER OF PARTNERSHIP INTERESTS/SHARES IN PB HANNING KG

                                    Section 1
                                 Object of Sale

1.1 PB Hanning KG whose total registered partnership capital amounts to DM 1,000,000 has the following partners who hold limited partnership interests in PB Hanning KG as follows:

          Seller ARH as limited partner:  limited partnership interest in the nominal amount of DM 500,000

          Seller MH as limited partner:   limited partnership interest in the
                                          nominal amount of DM 500,000

         The limited partnership interests in PB Hanning KG are hereinafter referred to as the "PB HANNING KG-INTERESTS".

1.2 PB Hanning GmbH whose total share capital amounts to DM 50,000 has the following shareholders who hold the following shares in PB Hanning
         GmbH:

          Seller ARH:                     one share in the nominal amount of
                                          DM 25,000

          Seller MH:                      one share in the nominal amount of
                                          DM 25,000

         The shares in PB Hanning GmbH are hereinafter referred to as the "PB HANNING SHARES".


                                    Section 2
                                Sale and Transfer

2.1 The PB Hanning Share Sellers hereby sell and transfer to HK-KG (the company name Hanning Kunststoffe GmbH & Co. to be changed within one year after the Closing) as of the Closing Date, but after the sale and transfer of the Purchased Assets according to sections A.I.Section 2 and A.II.Section 1 of this Agreement, and HK-KG hereby purchases and accepts the transfer of the PB Hanning KG Interests.

2.2 The PB Hanning Share Sellers hereby sell and transfer to HK-KG as of the Closing Date, but after the sale and transfer of the real property according to sections A.I.Section 2. and A.II.Section.1 of this Agreement, and HK-KG hereby purchases and accepts the transfer of the PB Hanning Shares.

2.3 The sale of the PB Hanning KG-Interests and of the PB Hanning Shares includes all ancillary rights relating thereto including the profit rights for the current fiscal year.

2.4 The effectiveness of the transfer of the PB Hanning KG-Interests and the PB Hanning Shares is subject to the payment of the Closing Purchase Price and as far as the PB Hanning KG-Interests are concerned subject also to the recording of the transfer in the Commercial Register.


                              D. GENERAL PROVISIONS

                            I. CLOSING/PURCHASE PRICE

                                    Section 1
                                     Closing

The Closing (the "CLOSING") of the purchase and sale of the Purchased Assets, the HK-Shares and the PB Hanning-Shares (hereinafter collectively the "SHARES"), the HK-KG-Interests and the PB Hanning KG-Interests (hereinafter collectively the "INTERESTS") (the "OBJECTS OF PURCHASE") and the effective time of the transfer of all Purchased Assets and Assumed Liabilities, Shares and KG-Interests hereunder, by delivery, transfer or assignment, shall take place in Dusseldorf at 00.00 a.m. (local time) on 8th August 1997. The date of the Closing is referred hereinafter to as the "CLOSING DATE".

                                    Section 2
                       Initial Purchase Price and Due Date

2.1 The initial purchase price (the "INITIAL PURCHASE PRICE") for the Objects of Purchase shall be DM 16,985,700 (German marks sixteen million nine hundred eighty-five thousand seven hundred) (equal to USD 9,000,000 (United States Dollars nine million), converted into German marks in accordance with section D.IV.Section 5 hereof) plus - if applicable - VAT, subject to adjustment in accordance with section D.I.Section 3 of this Agreement. The amount of USD 9,000,000 equals the Net Book Value (as defined below) as of 31st December 1996 for Hanning Property Associates and Hanning UK Company and as of 31st March 1997 for the Companies and Hanning Corporation (the "1996 NET BOOK VALUE") multiplied by the factor 1.44 (the "FACTOR") (1996 Net Book Value x Factor = USD 9,000,000 = Initial Purchase Price).

2.2 NET BOOK VALUE shall mean the aggregate net book value of the Objects of Purchase appearing on the Balance Sheets attached as Schedule D.I.Section 2.2.a and described in lines 2, 10, 11, 12, 13, 21, 28 (as defined below), minus the amount of Assumed Liabilities appearing on the Balance Sheets attached as Schedule D.I.Section 2.2.b and described in lines 3, 4, 10, 12, 13. The Schedules shall also apply to HK-GmbH and PB Hanning GmbH mutatis mutandis. For the avoidance of doubt the remaining positions appearing on the Balance Sheets of the Companies and of the Asset Sellers and not expressly set forth in this section D.I.Section 2.2 shall not be taken into consideration for the purpose of the determination of the Net Book Value.

2.3 The "BALANCE SHEETS" shall be a balance sheet of each of the Companies and of each of the Asset Sellers prepared as of the date to which the balance sheet refers, and in accordance with generally accepted accounting principles on a basis consistent with those formerly used in the preparation of the applicable Balance Sheet, but showing with regard to the Asset Sellers as assets only the Purchased Assets transferred to the Buyers, which shall be shown at their book values net of depreciation, amortization and reserves, and showing as liabilities only the Assumed Liabilities.

2.4 A portion of the Initial Purchase Price in the amount of DM 14,154,750 (German marks fourteen million one hundred fifty-four thousand seven hundred and fifty) (equal to USD 7,500,000 (United States Dollars seven million five hundred thousand), converted into German marks in accordance with section D.IV.Section 5 hereof, hereinafter referred to as the "CLOSING PURCHASE PRICE") shall be paid by the Buyers to the Sellers on the Closing Date by wire transfer. One portion of the Closing Purchase Price in the amount of DM 7,200,000 (German marks seven million two hundred thousand) shall be paid into the account no. 030 5920 01 with the Deutsche Bank Bielefeld, bank code 480 700 20. The remainder of the Closing Purchase Price in the amount of DM 6,954,750 (German marks six million nine hundred fifty-four thousand seven hundred and fifty) (equal to USD 3,685,030 (United States Dollars three million six hundred eighty-five thousand and thirty), converted into United States Dollars in accordance with section D.IV.Section 5 hereof) shall be paid into the account no. 030 5920 USD with the Deutsche Bank Bielefeld, bank code 480 700 20

2.5 The remaining portion of the Initial Purchase Price (the "DEFERRED PURCHASE PRICE") amounts to DM 2,830,950 (German marks two million eight hundred thirty thousand nine hundred and fifty) (equal to USD 1,500,000 (United States Dollars one million five hundred thousand), converted into German marks in accordance with section D.IV.Section 5 hereof), such amount to be increased 1:1 for any increase of the Initial Purchase Price due to the adjustment to the Final Purchase Price as defined in section D.I.Section 3 hereof, provided, however, that the Final Purchase Price may not exceed USD 10,000,000 (United States Dollars ten million) and the Deferred Purchase Price may not exceed USD 2,500,000 (United States Dollars two million five hundred thousand).

         The Deferred Purchase Price shall be paid in German marks by the Buyers to the Sellers in three equal portions, the first portion to be paid two years after the Closing Date and the remaining portions to be paid three years and four years after the Closing Date. The respective payments shall be made into the Sellers' account no. 030 5920 01 with Deutsche Bank Bielefeld, bank code: 480 700 20. The Deferred Purchase Price shall bear interest of 8% per annum as of the Closing Date until payment is made. The interest shall be paid out annually on the anniversary date of the Closing.


2.6.1 The payment of the Deferred Purchase Price and the payment for the Overdue Account Receivable according to Section D.I.section 2.8.2, if any, shall be secured by a mortgage on the real property acquired by the Buyer D2 from PB Hanning KG hereunder as follows: The Sellers undertake to have eliminated any and all mortgages and other encumbrances, as the case may be, existing on the real property to be acquired by the Buyer D2 hereunder, except for mortgages held by Seller ARH and Seller MH in the aggregate amount of DM 4,000,000 (German marks four million) and except for Permitted Encumbrances set forth in Schedule D.I.Section 2.6.1.

2.6.2 As soon as the Deferred Purchase Price has been bindingly determined as a result of the adjustment of the Initial Purchase Price in accordance with section D.I.Section 2.5 above and section D.I.Section 3 below, Seller ARH and Seller MH shall immediately release any mortgage in excess of the bindingly determined Deferred Purchase Price plus, if applicable, any outstanding amounts pursuant to Section D.I.Section
         3.1.2 at their own cost.

2.7 The value added tax issues relating to the UK Purchased Assets shall be treated in accordance with the provision as set forth in Schedule D.I.Section 2.7.

2.8 The accounts receivable to be transferred in accordance with section A.I.Section 2.1.3 and A.I.Section 2.2.3 of this Agreement shall, if not paid by the respective debtor within one hundred and twenty (120) days from the date of invoice (the "OVERDUE ACCOUNTS RECEIVABLE"), be treated as follows:

2.8.1 The amount of any Overdue Account Receivable net of value added tax and net of the amount reserved for doubtful accounts shall be deducted in full from the Initial Purchase Price. The Asset Sellers shall make corresponding cash payments to the Buyers no later than ten (10) German banking days after the respective Buyers have notified the Asset Sellers of the amount of an Overdue Account Receivable. The Buyers undertake to assign the Overdue Account Receivable to the Asset Sellers concurrently against the corresponding cash payments.

2.8.2 If and to the extent an Overdue Account Receivable is paid to the Buyers after the Asset Sellers have made a corresponding cash payment in accordance with section D.I.Section 2.8.1 above, the Buyers shall within ten (10) German banking days forward such amount as paid by the debtor to the Asset Sellers on a joint account of the Asset Sellers to be designated by them.

2.8.3 If the Asset Sellers elect to collect an Overdue Account Receivable, they may request the respective Buyers to do so, and the Buyers shall use all reasonable endeavors to collect such Overdue Account Receivable, provided that the Asset Sellers shall hold the Buyers harmless from any and all costs relating to the collection of the Overdue Account Receivable as far as caused by any judicial enforcement.

2.8.4 If and to the extent the Overdue Accounts Receivable collected by the Buyers in accordance with Section D.I.Section 2.8.3 above exceed the amount of the Overdue Accounts Receivable net of value added tax and net of the amounts reserved for doubtful accounts, such exceeding amount shall be equally shared among the Asset Sellers and the Buyers. The breakdown for the determination of such exceeding amount shall be finalized no later than by 31st March 1999 on the basis of the balance sheet per end of the fiscal year 1998.

                                    Section 3
                        Adjustment of the Purchase Price

3.1 The Initial Purchase Price (as amended by any payments under section D.I.Section 2.8 above) shall be adjusted to the final purchase price (the "FINAL PURCHASE PRICE") as follows:

3.1.1    The Sellers shall set up Balance Sheets of each of the respective
         Asset Sellers and the Companies prepared as of the Closing Date in accordance with the principles set out in section D.I.Section 2.3 above (the "CLOSING BALANCE SHEETS") but that inventory amount shall be based on a physical inventory performed on 26th and 27th July 1997 and adjusted as of the Closing Date based on computerized data and books and shall be valued in accordance with the principle of "Lower-of-Cost-or-Market-Value" notwithstanding the valuation basis formerly used by the companies and the Asset Sellers in the preparation of their balance sheets.


3.1.2 At the Closing Date the Companies shall neither have any assets except for those appearing on the Balance Sheets attached as Schedule D.I.Section 2.2.a and described in lines 2, 10, 11, 12, 13, 21, 28 nor any liabilities except for those appearing on the Balance Sheets attached as Schedule D.I.Section 2.2.b and described in lines 3, 4, 10, 12, 13. If at the Closing Date the Companies do have such assets and/or liabilities, notwithstanding the above, the book value of such assets and liabilities shall be set-off against each other.

         In case the book value of those liabilities exceeds the book value of those assets, such balance shall be equalized by the Sellers by making cash payments to the Buyers in the amount of the respective balance and vice versa. The payment shall be made into the Buyers' account no. 793 1506 with Bank of America, Chicago, Illinois 60601, USA and into the Sellers' account no. 030 5920 USD with Deutsche Bank Bielefeld, bank code 480 700 20 no later than ten (10) German banking days after the final determination of the Closing Net Book Value.

         Alternatively, the Sellers may settle the respective balance directly with any third party in cooperation with the Buyers.

         For the avoidance of doubt, the portion of the Purchase Price allocated to the Assets sold and transferred by PB Hanning to the Buyer D2 and to the Buyer UK is owed to the Share Sellers.

3.1.3 Within sixty (60) days after the Closing Date, the Sellers will deliver to the Buyers the Closing Balance Sheets. In order to do so, the Sellers or their representatives may remain on the business premises during normal business hours until sixty (60) days after the Closing Date. At the Buyers' expense the Sellers or their representatives are entitled to all support one can reasonably expect in order to draw up the Closing Balance Sheets. For this purpose they are entitled to inspect the books and accounts of the Asset Sellers and the Companies for the periods prior to Closing.

3.1.4 If the Buyers deliver a written notice (the "DISPUTED ITEMS NOTICE") to the Sellers within ninety (90) days after receipt by the Buyers of the Closing Balance Sheets, stating that the Buyers object to any item on the Closing Balance Sheets (the "DISPUTED ITEM"), specifying the basis for such objection, the Buyers and the Sellers will attempt to resolve the Disputed Item as promptly as practicable.

3.1.5 If the Buyers and the Sellers are unable to agree upon the Disputed Item within thirty (30) days after delivery of the Disputed Items Notice, the Buyers and the Sellers will select a mutually acceptable independent accounting firm (among Deloitte & Touche, Ernst & Young, KPMG or Price Waterhouse, and to be chosen by lot if the parties cannot agree on a firm) to resolve the Disputed Item. Such resolution will be made within sixty (60) days after such selection and will be final and binding upon the parties. The fees and costs and expenses of the accounting firm so selected will be borne in whole or in part by the party or parties whose position in whole or in part did not prevail in such determination as far as the parties did not prevail.

3.1.6 If the Buyers do not deliver the Disputed Items Notice to the Sellers within ninety (90) days after receipt by the Buyers of the Closing Balance Sheets, the Closing Balance Sheets will be conclusively presumed to be true and correct in all respects and will be binding upon the parties.

3.2 The aggregate Net Book Value shown in the Closing Balance Sheets (the "CLOSING NET BOOK VALUE") shall be multiplied with the Factor to arrive at the Final Purchase Price (Closing Net Book Value x Factor = Final Purchase Price), provided, however, that the Final Purchase Price shall not exceed USD 10,000,000 (United States Dollars ten million).

3.3 If the Final Purchase Price is lower than the Initial Purchase Price, such balance shall be equalized by the Sellers by making a cash payment to the Buyers into the Buyers' account no. 793 1506 with Bank of America, Chicago, Illinois 60601, USA no later than ten (10) German banking days after the final determination of the Closing Net Book Value. The Deferred Purchase Price shall not be decreased in any event.

                                    Section 4
                        Allocation of the Purchase Price

4.1 It is agreed between the parties that the Purchase Price shall be allocated in two steps as follows:

4.1.1 In the first step, the Initial Purchase Price shall be allocated as set forth in Schedule D.I.Section 4.1.1 ("INITIAL PURCHASE PRICE ALLOCATION"). The Initial Purchase Price Allocation has been prepared on the basis of the Balance Sheets as of April 30, 1997 (with regard to Hanning UK-Company as of December 31, 1996). The principle of the Initial Purchase Price Allocation is based on arm's-lengths terms and reflects, as to the parties' judgment, the fair market value of the Purchased Assets, the HK-KG-Interests, the HK-Shares, the PB Hanning KG-Interests and the PB Hanning Shares transferred pursuant to this Agreement. The Initial Purchase Price Allocation shall be binding between the parties with respect to the allocation principle but not with respect to the figures arrived at.

4.1.2 In the second step, the Final Purchase Price shall be allocated in accordance with the principles set forth in D.I.Section 4.1.1 above ("FINAL PURCHASE PRICE ALLOCATION"). The Final Purchase Price Allocation will be based on the Initial Purchase Price Allocation which will be revised accordingly to reflect the figures set out in the Closing Balance Sheets.

4.2 The parties undertake to mutually agree on the Final Purchase Price Allocation as soon as reasonably possible after the Closing Date, but no later than December 31, 1997. Such agreement on the Final Purchase Price Allocation shall be in writing but shall not require notarial form to be binding. The written agreement of the Final Purchase Price Allocation shall be binding on all parties for tax purposes in connection with the purchase and sale of the Objects of Purchase, and will be consistently reflected by each party on its tax returns. With respect to the sale of the Purchased Assets by the Hanning US-Companies, the Buyer will prepare and file a U.S. Form 8594 and the Hanning US Companies will file such form consistent with the allocation set forth in Schedule D.I.Section 4.1.1.


                       II. REPRESENTATIONS AND WARRANTIES

                                    Section 1
                         Representations of the Sellers

1.0 The Sellers jointly and severally represent and warrant to the Buyers as of the date of this Agreement and the Closing Date as follows:


1.1.1 The Companies have been duly incorporated and are validly existing under the laws of Germany.

1.1.2 There has been no proposal made or resolution adopted for the dissolution or liquidation of any of the Companies or a merger of any of the Companies with any other company.

1.1.3 No application is pending to declare that any of the Companies is bankrupt and no application for composition proceedings is pending. This applies accordingly for comparable proceedings outside Germany.

1.1.4 The Articles of Association or Partnership Agreements of the Companies read in conformity with the copies thereof attached as Schedule D.II.Section 1.1.4 and no shareholders or partners' resolutions exist relating to the change thereof.

1.1.5 The excerpts from the Commercial Register for the Companies attached as Schedule D.II.Section 1.1.5 are correct and complete. All shareholders' and partners' resolutions, actions or other circumstances capable of being registered are correctly and completely reflected in those excerpts.

1.1.6 None of the Companies is bound by inter-company-agreements ("Unternehmensvertrage") within the meaning of section 291 et seq. German Stock Corporation Act.

1.2.1 The factual information relating to the shareholders and partners, Shares and KG-Interests given in section A.Section 1 above is complete and correct.

1.2.2 The Share Sellers hold jointly 100% of all Shares and Interests in the Companies.

1.2.3 All Shares in the Companies have been fully paid in and they have not been reduced in whole or in part by distributions.

1.2.4 Except as reflected in the Closing Balance Sheets, the Companies do not hold, and have not during the last five years held, any shares or interests in any other company, partnership or similar entity except for the participation of Hanning Corporation in FSC Corporation, a company duly organized under the Laws of the Virgin Islands, USA.

1.2.5 No resolution has been adopted to increase the registered share or partnership capital of any of the Companies or to issue additional shares; no rights, including options, have been granted, relating to the Shares and Interests.

1.2.6 The Shares and Interests are free and clear of any rights of pledge, charges, liens, attachments, usufructs or any other encumbrances or obligatory rights of third persons, including, but not limited to option rights and rights of first refusal in favor of any third party. The Share Sellers can dispose of the Shares and Interests without the cooperation, approval or violation of rights of third persons.

1.2.7 Since January 1, 1997 no (interim) dividends or partnership distributions have been declared on the Shares or Interests nor have any rights to a future dividend or other rights with respect to the Companies' profits been committed, transferred or pledged to third parties.

1.2.8 No restrictions on the transfer of the Shares and Interests other than those set forth in the Articles of Association or in the Partnership Agreement of the Companies are in effect.

1.3 The Asset Sellers jointly and severally represent and warrant to the Buyers as of the date of this Agreement and the Closing Date as follows. For the avoidance of doubt, all of the following representations and warranties are given only by the Asset Sellers but not by the Share Sellers.


1.3.1 The audited financial statements (in the case of Hanning Corporation and Hanning Property Associates the reviewed financial statements) ("Jahresabschlusse") (hereinafter the "AUDITED FINANCIAL STATEMENTS") of the Companies and the Asset Sellers as of December 31, 1994, 1995 and 1996 (such dates hereinafter the "BALANCE SHEET DATES"):

1.3.1.1 have been prepared in accordance with all applicable laws and generally accepted accounting principles as applicable in the respective countries with respect to the preparation of annual accounts and applied on a consistent basis during the preceding five business years;

1.3.1.2 provide such insight into the financial position of the Companies and the Asset Sellers that a responsible judgment can be made regarding the assets and the results and also regarding the solvability and liquidity of the Companies and the Asset Sellers;

1.3.1.3 present, in as far as the profit and loss accounts with the notes ("Erlauterungen") are concerned, correctly, clearly and consistently the results of the Companies and the Asset Sellers;

1.3.1.4 present, in as far as the balance sheets are concerned, correctly, clearly and consistently the financial position of the Companies and the Asset Sellers (the nature and amount of the Companies' and the Asset Sellers' assets, liabilities and shareholders' equity) at the Balance Sheet Date.

1.4.1 The Audited Financial Statements of the Companies and the Asset Sellers have been furnished with an unrestricted auditor's certificate by the Companies' and the Asset Sellers' respective auditor, however, with respect to the Audited Financial Statements of HK-KG and PB Hanning KG restricted by an explicit statement made by the respective auditor of their insufficient profitability.

1.4.2 All accounts, books, ledgers, financial and other records of the Companies and the Asset Sellers (including financial information and data stored electronically):

1.4.2.1 are in the possession of the Companies and the Asset Sellers, except as disclosed in Schedule D.III.Section 5.3;

1.4.2.2  have been properly and accurately maintained;

1.4.2.3 contain materially true, complete and accurate records of all matters required to be entered in them by the law; and

1.4.2.4  have been held for the period required by law.

1.4.3 On the relevant Balance Sheet Dates for the Audited Financial Statements, the Companies and the Asset Sellers had no liabilities or commitments, contingent or otherwise, matured or unmatured, not included or provided for in the Audited Financial Statements. There was no need to provide for additional provisions or increase existing provisions.

1.4.4 All accounts receivable reflected in the Audited Financial Statement or in the Closing Balance Sheet will be collected in full, within one hundred and twenty (120) days from the Closing Date, except in as far as provisions will be made in this respect in the Closing Balance Sheet.

1.4.5 All supplies and stocks of the Companies and Asset Sellers taken as a whole have been valued on the basis of the list prices as of the Balance Sheet Dates except for the supplies and stocks of Hanning Corporation which have been valued with respect to work in process and finished goods according to the principle of Lower-of-Cost-or-Market-Value and with respect to other supplies and stocks on the basis of actual costs.

1.4.6 The Companies and the Asset Sellers will have no contingent liabilities other than those wholly reflected in the Closing Balance Sheets.

1.4.7 Since December 31, 1996, and except as disclosed in Schedule D. II.Section 1.4.7:

1.4.7.1 There have been no changes in the condition, financial or otherwise of the Companies and Asset Sellers, which have had a material adverse effect on its net worth or in general its business, results or financial condition and are not reflected in the Balance Sheets;

1.4.7.2 the Companies and the Asset Sellers have not entered into any transactions or incurred any liability or obligation which individually or in the aggregate was material to their business other than transactions concluded and/or liabilities or obligations incurred in the ordinary course of business of the Companies or the Asset Sellers, in particular no direct or indirect payments have been made to the Share Sellers or entities controlled by the Share Sellers or its shareholders, except as expressly provided for in this Agreement;

1.4.7.3 there has not been any damage, destruction, or other casualty loss (whether or not covered by insurance), affecting the business or the assets of any of the Companies or the Asset Sellers which have had or would reasonably be expected to have a material adverse effect on any of the Companies and Asset Sellers;

1.4.7.4 there has not been any occurrence, assumption or guarantee by any of the Companies or the Asset Sellers of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices or in excess of DM 15,000 or equivalent;

1.4.7.5 there has not been any change in any method of accounting practice by any of the Companies or the Asset Sellers;

1.4.7.6 there have not been any (i) grant of any severance or termination payment to any managing director or other employee of the Companies or the Asset Sellers except as set forth in Schedule D.II.Section 1.4.7.6,
         (ii) increase in benefits payable under the severance or termination policy of any of the Companies or the Asset Sellers or any employment agreement or (iii) increase in compensation, bonus or other benefits payable to the managing directors or other employees of the Companies or the Asset Sellers by any of the Companies or the Asset Sellers, other than in the ordinary course of business consistent with past practice except as disclosed in Schedule D.II.Section 1.4.7.6.

1.4.8 Schedule D.II.Section 1.4.8 lists completely all bank loans and other loans taken out by the Companies and the Asset Sellers together with their respective pay terms and conditions. The total amount outstanding under these loans does not exceed the equivalent of DM 8,241,000.

1.4.9 Schedule D.II.Section 1.4.9 lists and describes all indebtedness of the Companies and the Asset Sellers to related companies and individuals, except for those arising in the ordinary course of business.

1.4.10 None of the loan facilities granted to the Companies or the Asset Sellers is dependent on the guarantee or support or indemnity of, or any security provided by, a third party other than the Companies or the Asset Sellers.

1.4.11 The Companies or the Asset Sellers have not factored or encumbered their receivables.

1.4.12 The balances of the partners' accounts of HK-KG as of the date of this Agreement are as set out in Schedule D.II.Section 1.4.12.

1.5 Each Asset Seller is duly organized, validly existing and with respect to the Hanning UK-Company and the Hanning US-Companies is in good standing under the laws of the respective jurisdiction; and has all requisite power and authority (corporate and otherwise) to own, lease and operate its properties and to carry on the Business.

1.6 The execution, delivery and performance of this Agreement by each Seller is within the power (corporate or otherwise) of each Seller, have been duly authorized by all necessary action (corporate or otherwise) and do not contravene or constitute a default under any provision of any Seller's charter, governing documents or by-laws. This Agreement is, and each of the other agreements and instruments of the Sellers contemplated hereby will be, the valid and binding obligation of each Seller, enforceable in accordance with their respective terms.

 1.7 The execution, delivery and performance of this Agreement and the other instruments and agreements contemplated hereby by each Seller will not result in any violation of, be in conflict with or constitute a default under any law, statute, regulation, ordinance, judgment, decree or order to which any Seller is a party or by which any of the Sellers, the Objects of Purchase or the Business is bound nor will it result in the creation or imposition of any lien, charge or encumbrance of any nature on any of the Objects of Purchase.

1.8      Schedule D.II.Section 1.8 is a complete and accurate list of all

1.8.1 contracts under which the amount payable by the Asset Sellers or the Companies with respect to the Business is dependent on the revenues or income or similar measure of that Asset Seller or Company;

1.8.2 licenses, leases, contracts or other arrangements with a value of DM 15,000 per year with respect to any material property of each Asset Seller or Company,

1.8.3 other contracts (written or unwritten) with respect to which any Asset Seller or Company has any liability or obligation involving more than DM 50,000,00 per year contingent or otherwise, or which may otherwise have any continuing effect after the date of this Agreement on the Purchased Assets or the Business, or which place any material limitation on the method of conducting or scope of the Business, and any other material contracts, instruments, commitments, plans or arrangements of any Asset Seller or Company except for orders of raw material and purchased parts in the ordinary course of business.

              All the foregoing are hereinafter called "MATERIAL CONTRACTS".

              The Sellers have no reason to believe that the parties to any Material Contract will not fulfill their obligations thereunder in all material respects. The Material Contracts are valid and binding and in full force and effect. Neither the Companies nor the Sellers have breached any Material Contracts. The Buyers (as successor to the Sellers) will not be required after Closing to undertake any work or supply any goods or services relating to the Business except on normal commercial terms under a Material Contract (or a contract not required to be listed in Schedule D.II.Section 1.8 but relating to the operations of the Business and arising in the ordinary course of business). No offer, tender or the like in respect of the Business which is capable of being converted into an obligation of the Sellers or the Companies by an acceptance or other act of some other person is outstanding, except in the ordinary course of business.

1.9.1 Schedule D.II.Section 1.9.1 sets forth each interest in real property (including all land, buildings, easements and other real property rights) owned by any Asset Seller and Company (the "OWNED PROPERTY"). Each Asset Seller and Company that owns Owned Property has good and marketable title to the Owned Property, free and clear of all mortgages, liens, tenancy rights to use or occupancy, restrictions and encumbrances of any kind, except as specified in Schedule D.II.Section 1.9.1.

1.9.2 There is neither pending, nor to the knowledge of the Sellers, threatened, any condemnation, eminent domain or similar proceeding with respect to the Owned Property. The real estate located at Perinton, County of Monroe, New York owned by Hanning Property Associates ("PERINTON INDUSTRIAL ESTATES OWNED PROPERTY") is a buildable lot provided that the Buyers satisfy all requirements of the Town of Perinton and all other agencies in such jurisdiction.

1.9.3 All of the Owned Property is in compliance in all material respects with all building, zoning, subdivision, health, safety and other applicable laws and regulations. Seller has not entered into any contracts, agreements or understandings with respect to the Owned Property, except as disclosed in Schedule D.II.Section 1.9.3.

1.9.4 Schedule D.II.Section 1.9.4 sets forth each interest in real property leased or sub-leased by any Asset Seller and Company, the lessor and lessee or sub-lessor and sub-lessee of such leased or sub-leased property and any lease, sublease or any other arrangement under which such property is leased or sub-leased. Each lease or sublease is in good standing and full force and effect. Each Asset Seller and Company enjoys peaceful and quiet possession of its leased or sub-leased premises, is not in material default or received any notice of default under any such leasehold or sub-leasehold and have not been informed that the lessor or sub-lessor under any of the leases or sub-leases has taken action or threatened to terminate the lease or sub-lease before the expiration date specified in the lease or sub-lease.

1.10. Each Asset Seller has and will transfer to the Buyers at the Closing, good and marketable title to the Purchased Assets, free and clear of any liens, mortgages, except for the mortgages serving as security for the Deferred Purchase Price and for the payment of the Overdue Account Receivable, security interest, restrictions or encumbrances of every kind, nature and description, except for Assumed Liabilities and except for Permitted Encumbrances. With respect to the real property it is sufficient that the Sellers provide all necessary documents and do any other things necessary to transfer clear title.

1.11 The Purchased Assets and the assets of the Companies include all assets currently used in the Business or necessary for the operation of the Business as currently conducted and include all assets reflected in the Balance Sheets (except the Excluded Assets) and to be reflected in the Closing Balance Sheets.

1.12 The Purchased Assets and the assets of the Companies are in normal operating condition and repair and have been properly serviced and maintained.

1.13.1 Each Asset Seller and each Company and its respective subsidiaries, if any, has prepared and filed when due all tax and all information returns, reports, statements etc. required by law to be filed (or will do so in case such preparation and filing is due after the Closing but relates to taxes for periods prior to and including the Closing), and has paid when due all taxes, assessments and other governmental charges owed by them (whether or not shown on any tax return, report, statement, etc.) or levied upon any of their properties, assets, income or franchises (or will pay such taxes, assessments and other governmental charges in case payment is due after the Closing but relates to periods prior to and including the Closing). All such tax and/or information returns, reports, statements, etc. are true and correct in all respects and show all taxes owed for the relevant periods. There are no unpaid assessments, and there is no basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audit by any taxing authority. For the avoidance of doubt, PB Hanning KG undertakes to file for and pay when due any and all taxes accruing from any gain with respect to both the sale and transfer of the real estate from PB Hanning KG to the Buyer D2 and the sale and transfer of the assets currently owned by PB Hanning KG and leased by Hanning UK Company to Buyer UK.

1.13.2 All taxes and other assessments and levies which any Asset Seller or any Company or any subsidiary thereof, if any, is required by law to withhold or to collect for payment have been duly withheld or collected and paid to the proper governmental entity.

1.13.3 There are no tax liens or claims pending or threatened against any Asset Seller, any Company or any subsidiary thereof, if any, or their assets or properties.

1.14. Schedule D.II.Section 1.14 sets forth all licenses, permits and authorizations of governmental authorities held by each Asset Seller and each Company which are material to the Business. Each Asset Seller and Company is in material compliance with all such licenses, permits and authorizations, all of which are in full force and effect and is not aware of anything that might in any way prejudice the transfer or assignment of those licenses, permits and authorizations to the Buyers or the continuance or renewal of any of them by or in the name of the Buyers. However, it is up to the Buyers to apply for the transfer or renewal of the respective licenses, permits and authorizations after the Closing Date.

1.15.1 Schedule D.II.Section 1.15.1 lists all collective labor agreements applicable to the employees and all existing agreements concluded with trade unions or the works' council.

1.15.2 Except as set forth in Schedule D.II.Section 1.15.2 no Asset Seller or Company is a party to or bound by, or has any liability in respect of any bonus, profit-sharing, deferred or incentive compensation, stock compensation, stock purchase or stock option purchase, retirement, supplemental pension, benefit, health, welfare, supplemental unemployment benefit, hospitalization, insurance, medical, dental, legal, disability, insurance, severance or similar plan, arrangement, agreement or practice, formal or informal, written or oral, with respect to any of its employees, former employees or others and including the US Benefit Plans defined below (collectively the "Benefit Plans").

(a) Schedule D.II.Section 1.15.2(a) sets forth all employee benefit plans, agreements, commitments, practices or arrangements of any type (including, but not limited to, plans described in Section 3
              (3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) offered, maintained or contributed to by the Hanning Corporation for the benefit of current or former employees or directors of the Hanning Corporation, or with respect to which the Hanning Corporation has or may have a liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c),
              (m) or (o) of the Code or Section 4001 of ERISA) (collectively, the "US Benefit Plans"). There are no material benefit plans, agreements, commitments, practices or arrangements of any type providing benefits to employees or directors of the Hanning Corporation, other than the US Benefit Plans.

(b) With respect to each US Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code, such plan is subject to a request for a determination letter from the Internal Revenue Service (the "Service") which will be submitted to the Service within sixty (60) days after the Closing and, if necessary to make such plan qualify, all amendments will be made to such plan including retroactive amendments; (ii) such plan has been administered and enforced in accordance with its terms and all applicable laws in all material respects; (iii) no breach of fiduciary duty has occurred with respect to which the Hanning Corporation or any US Benefit Plan may be liable or otherwise damaged in any material respect; (iv) no material disputes are pending or threatened; (v) no "prohibited transaction" (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Hanning Corporation or any US Benefit Plan may be liable or otherwise damaged in any material respect; (vi) all contributions, premiums, and other payment obligations have been accrued on the consolidated financial statements of the Hanning Corporation in accordance with generally accepted accounting principles, and, to the extent due, have been made on a timely basis, in all material respects; and
              (vii) the Hanning Corporation has expressly reserved in itself the right to amend, modify or terminate such plan, or any portion of it, without liability to itself.

(c) No US Benefit Plan is, or has ever been, subject to Title IV of ERISA.

(d) With respect to each US Benefit Plan which provides welfare benefits of the type described in Section 3 (1) or ERISA, (i) no such plan provides medical or death benefits with respect to current or former employees or directors of the Hanning Corporation beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code, and (ii) each such plan has been administered in compliance with Sections 601-608 of ERISA and 4980B(f) of the Code.

1.15.3 Correct and complete copies of the Benefit Plans are set out in Schedule D.II.Section 1.15.3 and all related documents, as amended as of the date hereof, have been provided to the Buyers.

1.16.1 Except as set forth in Schedule D.II.Section 1.16.1, each Asset Seller and each Company is in material compliance with all applicable laws and regulations relating to employment and employment practices, and terms and conditions of employment and wages and hours. To the knowledge of the Sellers, the majority of HK-KG's employees are represented by a union.

1.16.2 There are no employment or consulting contracts or arrangements (other than those terminable at will) with any executives or consultants of or associated with any of the Asset Sellers or the Companies other than as described in Schedule D.II.Section 1.16.2.

1.16.3 Schedule D.II.Section 1.16.3 sets forth the complete list of all employees (as far as not listed in Schedule D.II.Section 1.8) and consultants to each Asset Seller and the Companies showing date of hire, hourly rate or salary or other basis of compensation or other benefits accrued as of December 31, 1996, each increase and bonus granted since January 1996, and job function of salaried employees.

1.17 The Asset Sellers and the Companies own or possess adequate licenses or other rights to use all Intellectual Property used or needed in the Business as currently conducted. Schedule D.II.Section 1.17 sets forth all patents, trade marks, service marks, trade names, copyrights, franchises, licenses, and all royalty agreements and other rights with respect to the foregoing owned or used by each of the Asset Sellers and Companies as well as all applications thereto.

1.18 Since December 31, 1996, each Asset Seller and each Company has conducted its portion of the Business only in the usual and ordinary course of the business and to the best of knowledge of the Sellers there has been no event or condition which could have a material adverse effect on the Business.

1.19 All of the accounts receivable of each Asset Seller and each Company as of the Closing Date will be valid and enforceable claims fully collectible, net of the amount reserved for doubtful accounts on the applicable Closing Balance Sheet, within one hundred and twenty (120) days from the date of invoice and subject to no set-off or counter claim, except where the counter claim is entered in the liabilities' side of the respective Closing Balance Sheet. Except as set forth in Schedule D.II.Section 1.19, all accounts receivable arose out of bona fide transactions in the ordinary course of business.

1.20 The inventory of each Asset Seller and each Company consists and of the Closing Date will consist of manufactured and purchased parts and finished goods salable within one (1) year in the ordinary course of business as far as and to the extent that there are no reserves with respect to these items, provided that the Buyers shall apply the FIFO-method and that the Sellers shall be given by the Buyers the reasonable opportunity to verify the proper application of such method.

1.21 Each Asset Seller and each Company are in material compliance with all statutes, laws, ordinances, judgments, decrees, audits or governmental rules, regulations, policies and guidelines applicable to them. There are no notices from any governmental or regulatory authority or otherwise regarding any alleged violation or non-compliance.

1.22 Schedule D.II.Section 1.22 lists all insurance policies under which each Asset Seller and each Company is insured, all of which are valid and in full force until the Closing Date. All premiums due to date under such policies have been paid, and no default exists thereunder. The insurance listed in Schedule D.II.Section 1.22 is an amount adequate to cover losses on physical assets, and in amounts sufficient to avoid the operation of any coinsurance provision. No Asset Seller or Company has received any notice of any proposed increase in the premiums payable for coverage, or proposed reduction in the scope (or discontinuation entirely) of coverage, under any of such insurance policies.

1.23 Except as set forth in Schedule D.II.Section 1.23, there is no action, suit, proceeding or investigation before any court, arbitrator or governmental authority, presently taking place, pending or threatened against any Asset Seller or Company, against any officer, director or employee thereof in relation to the affairs of any Asset Seller or Company and no Seller is aware of any matter which is likely to give rise to an investigation or arbitration proceeding by or against the Asset Sellers or the Companies affecting the Business. No Asset Seller or Company is the subject of any investigation, inquiry or enforcement proceedings or process by any governmental, administrative or regulatory body in relation to the Business and no Seller is aware of anything which is likely to give rise to such investigation, inquiry proceedings or process.

1.24 Except as set forth in Schedule D.II.Section 1.24 the Sellers have no knowledge that any of the suppliers material to each Asset Seller or Company will not continue to sell to the Asset Buyers or the Companies after the Closing the lines of products presently sold to them, or that any customer material to the Business will not continue purchasing from the Buyers after the Closing.

1.25 Except as disclosed in Schedule D.II.Section 1.25 no claims in excess of DM 10,000 for defective products and no claims for product liability have been filed or notified against any of the Companies or the Asset Sellers nor have the Asset Sellers any reason to believe that any such claims will be brought forward. There are no serial defects.

1.26 The ownership of each Asset Seller's and each Companies' premises and assets (including the Purchased Assets), the occupancy and operation thereof, and the conduct of the Business are in material ("wesentlich") compliance with all applicable laws, ordinances, regulations, standards and requirements relating to safety, health, pollution, environmental protection, hazardous substances and related matters. There is no liability attaching to such premises or assets or the ownership or operation thereof as a result of any hazardous substance that may have been discharged on or released from such premises, or disposed of on-site or off-site, or any other circumstance occurring prior to the Closing Date or existing as of the Closing Date. For the purposes of this Section, "hazardous substance" shall mean all or any other substance which is included within the definition of the "hazardous substance", "pollutant", "toxic substance", "toxic waste", "hazardous waste", "contaminant" or other words of similar import in any environmental law, ordinance or regulation in the relevant country.

1.27 The representations and warranties of each Seller contained in this Agreement and the other documents, certificates and written statements furnished to the Buyers by or on behalf of each Asset Seller and each Company pursuant thereto, taken as a whole, do not contain any untrue statement or omission of a material fact necessary in order to make the statements contained herein and therein not misleading as of the date hereof.

                                    Section 2
                           No further Representations

Unless mentioned in this Agreement there are no further representations and warranties of the Sellers.

                        III. LIABILITIES/INDEMNIFICATION

                                    Section 1
                                     Remedy

1.1 Should any of the representations or warranties of this Agreement be incorrect or incomplete, the respective Seller whose representation or warranty was incorrect or incomplete shall place the Buyers in the position it would have been in, had the representations been correct and/or complete. Should the Seller be unable to establish a condition which is in full compliance with the representations and warranties within one month after the Buyers have requested such remediation, it shall pay damages in money.

1.2 With regard to the representations and warranties as set forth in section D.II.Section 1.26, the liability of the Asset Sellers is limited to sixty-five per cent (65%) of all costs, expenses and other payables of whatever nature as they are incurred from time to time, in particular of clean-up measures and related costs. For the avoidance of doubt, and in view of section D.II.Section 5.3 hereof, the Sellers and the Buyers are not aware of, and the Sellers have not disclosed to the Buyers or their representatives, any specific deviation from the representation and warranty set out in section D.II.Section 1.26 hereof.

1.3 Any claim for rescission of the sale, or for consequential damages or losses is excluded.

1.4      The Sellers are not liable for the earning value of the sold Business.

                                    Section 2
                                    Liability

2.1 The Sellers are jointly and severally liable for the damages of the Buyers which are caused by non-performance or delayed performance of this Agreement, however, the Share Sellers only with respect to the representations and warranties as set forth in sections D.II.Section
         1.0 to D.II.Section 1.2.8.

2.2 The liability of the Sellers is excluded, as far as the value of a single claim is below DM 20,000.00. This exclusion is not valid, if and as far as the total value of the claims including single claims below DM 20,000.00 exceeds the amount of DM 100,000.00

2.3 The liability of the Sellers is excluded if and as far as the liability arises from an act or omission on the part of the Buyers.

2.4 All further claims, whether based on contract or statute, for rescission, reduction, as well as all claims for consequential damages are excluded. The Sellers are especially not liable for circumstances to the extent of payments made to the Buyers in respect thereof by any insurance company or any third party or to the extent of any liability reserves in the Closing Balance Sheets.

2.5 The liability of the Sellers is limited to the amount of the Final Purchase Price. However, the liability of the Share Sellers is limited to USD 3,000,000 (United States Dollars three million).

2.6 The above mentioned exclusions and limitations of liability are not applicable, if the damages are caused by intentional or grossly negligent actions of any of the Sellers. Nothing shall exclude or limit liability for fraud.

                                    Section 3
                        Indemnification by Asset Sellers

The Asset Sellers agree to defend, indemnify, and hold harmless the Buyers from or against any and all claims, liabilities and obligations of every kind and description arising out of or related to the operation of the Business prior to the Closing Date (except those as to which the Buyers are expressly liable to the Sellers under sections D.III.Section 1 and D.III.Section 2 hereof).

                                    Section 4
                            Indemnification by Buyer

4.1 The Buyers jointly agree to defend, indemnify, and hold harmless the Sellers from or against:

         Any and all claims, liabilities, and obligations of every kind and description arising out of or related to the operation of the Business following the Closing (except those as to which the Sellers are expressly liable to the Buyer hereunder) or arising out of the Buyers' failure to perform the obligations of the Sellers assumed by the Buyers pursuant to this Agreement.

                                    Section 5
                        Limitation of Action / Procedure

5.1 All claims except for claims arising from a breach of a warranty relating to the transfer of title or a tax representation or environmental matters are timebarred after two years after the Closing Date. Claims arising from a breach of a warranty relating to the transfer of title shall be timebarred after thirty years after the Closing Date, for tax representations after ten years after the Closing Date, and for environmental matters after four years after the Closing Date.

5.2 The period of limitation can be interrupted by the Buyers by giving a Claim Notice, as defined hereinafter. However, if the Sellers reasonably object within a one month period, expressly referring to this provision, the Statute of Limitation is only suspended for a period from the mailing of the Claim Notice until four (4) weeks after receipt by the Buyers of the objection. The same shall apply mutatis mutandis to the Sellers.

5.3 Notice must be given within a reasonable time after discovery of any fact or circumstance on which the Buyers could claim indemnification (the "CLAIM"). The application of Sections 439, 460 and 464 of the German Civil Code and Sections 377, 378 of the German Commercial Code shall be excluded. However, the Buyers can neither raise a claim with respect to deviations from the representations and warranties which have been disclosed in the Schedules to this Agreement or in the disclosure list which is attached to this Agreement as Schedule D.III.Section 5.3, nor can they raise a claim in the event that the Sellers prove the positive knowledge of certain competent persons, such as Mr. George Votis, Mr. Richard Welton or Mr. Richard Fackler.

         The notice (the "CLAIM NOTICE") shall describe the nature of the Claim, if the Claim is determinable, the amount of the Claim, or if it is not determinable, an estimate of the amount of the Claim. The Buyers agree to use all reasonable efforts to minimize the amount of the loss or injury for which it is entitled to indemnification. If the party, in order to fulfill its obligations to the other party must take legal action or if the party is involved in legal action, the outcome of which could give rise to its seeking indemnification, one party shall consult with the other party with respect to such legal action and allow it to participate therein.

5.4 Tax matters of the Companies and the Asset Sellers (including the filing of any legal remedy) relating to the period prior to the Closing Date are to be dealt with by mutual agreement between the Sellers and the Buyers. In particular, the Sellers shall be given timely notice of any tax audit of the respective revenue service and the opportunity to participate in the respective process. Binding statements made by the Buyers, by the Asset Sellers or by the Companies vis-a-vis the revenue service which could affect the Sellers - directly or indirectly - are subject to a mutual agreement with the Sellers.

5.5 No Claim for which indemnification is asserted shall be settled or compromised without the written consent of the Sellers and the Buyers; provided, however, if a party does not consent to a bona fide settlement proposed by the other, the non-consenting party shall be liable for indemnification only to the lesser of the final judgment or the amount to be paid in settlement.

5.6. Subject to the provisions of this Section, neither party shall have recourse for indemnification until the Claims are fully and finally resolved. For a period of thirty (30) days following the giving of the notice of such Claim, the Buyers and the Sellers shall attempt to resolve any differences they may have with respect to such Claim. If a resolution is not reached within the thirty (30) day period (unless the parties agree to extend the period), the matter may be submitted to the Arbitration Tribunal contemplated in Schedule D.III.Section 5.6.

5.7 A Claim shall be deemed finally resolved without any possibility to appeal in the event a matter is submitted to the Arbitration Tribunal, upon the entry of the Arbitration judgment.

5.8 The Buyers shall be entitled to set-off against the Deferred Purchase Price any amounts for which they are entitled to indemnification and any amounts to which they are entitled in connection with claims arising out of breaches of the representations and warranties contained in this Agreement. If there is any outstanding claim while the payment of any portion of the Deferred Purchase Price is due the Buyers are entitled to withhold the respective payment in the amount of the outstanding claim until the outstanding claim is fully and finally resolved.


                                IV. MISCELLANEOUS

                                    Section 1
                        Noncompetition / Confidentiality

1.1 Each of the Sellers covenants that they will not, directly or indirectly, for a period of two years after the Closing Date

1.1.1 engage, or assist any other person or entity to engage, in the plastic manufacture business or any business that competes with the Business anywhere in the United States, Germany and the United Kingdom; or

1.1.2 solicit or endeavor to entice away from the Buyers, or otherwise materially interfere with the business relationship of the Buyers with any person who is employed by or associated with any of the Sellers or the Buyers or the Business or any person or entity who is a customer, client of or supplier to any of the Sellers or the Buyers or the Business.

1.2 The parties shall hold in confidence the provisions of this Agreement and all knowledge and information of a secret or confidential nature with respect to the Business, and each party shall not, directly or indirectly, disclose, publish or make use of the same without the express written consent of the other parties, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by any of the parties, and except as necessary to file tax returns or other required reports with governmental agencies or as otherwise required by law.

1.3 Each party acknowledges that any breach or threatened breach of provisions of sections D.IV.Section 1.1 or D.IV.Section 1.2 above will cause irreparable injury to the other parties for which an adequate monetary remedy may not exist. Accordingly, in the event of any such breach or threatened breach, the parties shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond, restraining any other party from committing such breach or threatened breach.


                                    Section 2
                        Use of the Name and the Logo "HK"

2.1 For the twelve months following the Closing, the Buyers shall have the right to use the names "Hanning Kunststoffe" and/or "Hanning Plastics" in connection with their operation of the Business and the Sellers agree to take all reasonable actions, to allow the Buyers to exercise such rights. The name "Hanning" must not be used in any other way but in connection with either the word "Plastics" or "Kunststoffe".

2.2 The Buyers obligate that they will take care and ensure that after the twelve month period the name "Hanning" is not used anymore by themselves, their subsidiaries and/or their affiliates, be it as name, company name trade mark or otherwise, be it alone or in connection with other words.

2.3 The permission to use the name "Hanning" does not include the use of the trademarks listed in Schedule D.IV.Section 2.3.

2.4 The Buyers shall have the right indefinitely to use any items, including in particular any tools, which bear the logo "HK" (capital K on larger capital H - the "LOGO"). The Buyers may, however, not reproduce any such items, except for plastic products of any kind which are manufactured by the use of tools which bear the Logo. However, the Buyers shall rework all tools immediately following the Closing in such a fashion that, without limiting their functionality, it will be possible to determine whether the products manufactured with the reworked tools have been manufactured before or after the Closing.

                                    Section 3
                     Maintenance of Records/Data Processing

3.1 For a period of ten (10) years after the Closing Date the Sellers shall maintain and not dispose of and make available to the Buyers all corporate and tax records, books of account, contracts and other material documents relating to the Business except for those being returned to the Buyers in any form. The documents will be maintained in Germany.

3.2 As far as the Buyers receive possession of the books, record, notes pursuant to B.I.Section 2.1.4. the Buyers shall for a period of ten years after the Closing maintain and not dispose of and make available to the Sellers all of these materials if and to the extent they are required for tax reporting or reporting to any other governmental agency or for any other statutory reporting requirement.

3.3 As far as data relating to the Business is presently processed on computer hardware that does not form part of the Purchased Assets, the Sellers undertake to continue to process such data for the Buyers for a time period of up to six months after the Closing Date against a service fee. Details of such arrangement shall be agreed upon in a separate service agreement.

                                    Section 4
            Cancellation of Lease Agreement regarding certain Assets

With effect as of the Closing Date, the lease agreement dated February 29, 1996 between PB Hanning KG and Hanning UK Company regarding the lease of certain assets including any obligations arising thereunder between the parties has been canceled by mutual consent with effect as of 7th August 1997, 00.00 hours.

                                    Section 5
                           Currency Conversion Clause

For the purpose of this Agreement the exchange rates of the currencies United Stated Dollars, Pound Sterling and Deutsche Mark shall be as follows:

5.1      US-Dollar: D-Mark = 1:1.8873
5.2      Pound Sterling: US-Dollar = 1:1.5984
5.3      Pound Sterling: D-Mark: = 1:3.0167

For the purpose of this currency conversion clause the official mean rate of Frankfurt (as published on the Closing Date in the Frankfurter Allgemeine Zeitung under the heading "Devisenmarkt: Crossrates") shall be binding.

                                    Section 6
                                     Notices

6.1 Any notices or other communications required or permitted to be given hereunder shall be sufficiently given if delivered in person or sent by internationally recognized expedited delivery service, addressed as follows:

         To the Buyers:    Moll PlastiCrafters Limited Partnership
                           1571 Heil Quaker Boulevard
                           LaVergne, Tennessee 37086
                           Attention:  Chief Financial Officer

         with a copy to:   Stephen M. L. Cohen, Esq.
                           Choate, Hall & Stewart
                           Exchange Place
                           53 State Street
                           Boston, Massachusetts 02109


         To any Seller:    Personlich / Vertraulich
                           A. R. und M. Hanning
                           Holter Strasse 90
                           33813 Oerlinghausen
                           Germany

         with a copy to:   Rechtsanwalte
                           Streitborger, Maass, Stange & Gordes
                           Artur - Ladebeck - Strasse 51
                           33617 Bielefeld
                           Germany

         For purpose of any claim, dispute or litigation arising out of this Agreement, the parties agree that delivery of any complaint, claim or legal notice according to this section D.IV.Section 5.1 shall be deemed to constitute adequate service of process under applicable laws and regulations.

6.2 This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns. The Sellers and the Buyers shall not assign the rights granted and obligations assumed under this Agreement except that the Buyers are entitled to assign their rights hereunder to their secured lenders. The Buyers or their nominees shall have the right to assign any and all rights granted and any and all obligations assumed under this Agreement to their successors, in relation to the Business or portion of the Business, however, with the Buyers jointly and severally remaining liable for the performance of the obligations vis-a-vis the Sellers with regard to the assigned item.

6.3 This Agreement may be modified or amended only in writing signed by the Buyers and the Sellers, unless notarization is required. No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision.

6.4 The occurrence or non-occurrence of an event associated with the Economic and Monetary Union of the European Community, in particular the introduction of the "Euro" as single and unified European currency in the member states of the European Monetary Union, shall not affect the validity of this Agreement and the rights and obligations of the parties thereunder nor shall it give any party the right to unilaterally alter or terminate this Agreement or any transaction in connection thereof, unless the parties mutually agree in writing for such alteration or termination.

         Any rights and obligations of the parties which are expressed in German marks ("DM") and are not completely fulfilled by the date of the introduction of the "Euro" as exclusive currency in Germany shall be considered exchanged by the respective applicable amount in "Euro" in the amount according to the officially fixed exchange rate of the date of the exclusive validity of the "Euro" as national currency in Germany. The same shall apply mutatis mutandis with regard to any rights and obligations which are expressed in Pound Sterling.

6.5      This Agreement may be executed in two or more counterparts.

6.6.1 This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany. Each of the transfer and assumption documents, however, referred to in this Agreement shall be governed by and construed in accordance with the laws of the Country stated therein, and jurisdiction for any and all disputes arising out of any such document shall lie as stated therein.

6.6.2 Any dispute, which may arise between the contracting parties out of or in connection with this Agreement shall be decided by the Arbitration Tribunal as established in Schedule D.III.Section 5.6. Insofar as the Arbitration Tribunal pursuant to Schedule D.III.Section 5.6 is competent pursuant to this Schedule D.III.Section 5.6, the jurisdiction of the courts of law shall be ousted.

6.7 This writing, together with Exhibits and Schedules hereto, embodies the entire agreement and understanding between the parties with respect to this transaction and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby. This does not apply to the Confidentiality Agreement dated 20th January 1997 between Galt Industries and Adolf Robert Hanning and Michael Hanning.

6.8 Following the Closing, the Sellers will at the Buyers' expense execute and deliver to the Buyers such documents and take such other actions as the Buyers may reasonably request in order to consummate the transactions contemplated hereby.

6.9 Neither the Buyers nor the Sellers shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, unless required by law.

6.10 The notary fees and the costs for the performance of this Agreement including transaction taxes (the latter including but not limited to the real estate transfer tax and the New York transfer tax) shall be borne by the Buyers. Each contracting party shall bear the costs of its advisers.

6.11 Wherever the expression "knowledge of", "awareness of" or a similar expression is used, the knowledge of the management (Geschaftsfuhrer, President and/or Board of Directors) is meant.

6.12 If a provision of this Agreement or a provision subsequently added to this Agreement should be or become invalid in whole or in part or if this Agreement should contain a contractual gap, this shall not affect the validity of the remaining provisions. Instead of the invalid provision, such reasonable provision shall apply which, as far as legally permissible, best approximates what the parties to this Agreement have intended. For the purpose of filling a contractual gap such reasonable provision shall apply which the parties had intended in view of the purpose of this Agreement if they had considered the issue. If the invalidity of a provision is caused by the extent of a performance or time (deadline or date) determined therein, such extent of performance shall be deemed to be agreed which comes closest to the originally agreed extent of performance or time (deadline or date) which is legally permissible.

All schedules mentioned in this deed are those contained in the Reference Deeds referred to hereafter.

The acting notary presented to the individuals present the original of the acting notary's notarial deeds of 7th August 1997 - No.: 1721/1997 and 1730/1997 of the roll of deeds - (hereinafter referred to as the "Reference Deeds") containing agreements and/or documents which shall form part of the Combined Share and Asset Purchase Agreement contained in this deed.

The individuals present stated that they knew the contents of the Reference Deeds to which they hereby refer ("verweisen") in the meaning of section 13 a Notarization Act ("Beurkundungsgesetz").

The individuals present waived their rights having the Reference Deeds read to them and having them attached to this deed. They stated further, that they hereby, acting as aforesaid, ratify ("genehmigen") all of the declarations given and accepted in the Reference Deeds in their name and on their behalf by

Ms. Nadine Frenzel, Ms. Vanessa Glaser and Ms. Silke Tastarczyk, respectively.

This notarial deed was read out to the persons who appeared in the presence of the Notary Public, was approved by them and was signed by them and the Notary Public in their own hands as follows:

                               /s/ Adolf Robert Hanning

                               /s/ Michael Hanning

                               /s/ George T. Votis

                               /s/ Zimerman, Notary